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                                  EXHIBIT 11.01


                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               (AS RESTATED)
                                             -------------------------------------------
                                               1992        1993        1994         1995          1996


PRIMARY EARNINGS PER SHARE:

NUMBER OF SHARES OF COMMON STOCK
     OUTSTANDING AT THE BEGINNING OF
    PERIOD                                   19,149      19,149      20,849       20,849        20,856

WEIGHTED AVERAGE NUMBER OF SHARES
     OF COMMON STOCK ISSUED DURING THE
    PERIOD                                        -         256           -           2           120

WEIGHTED AVERAGE NUMBER OF SHARES
     ATTRIBUTED TO OPTIONS                        -           -           -          265          732

WEIGHTED AVERAGE NUMBER OF SHARES
     OF COMMON STOCK OUTSTANDING
    DURING THE PERIOD FOR COMPUTATION
    OF PRIMARY EARNINGS PER SHARE            19,149      19,405      20,849       21,116        21,708
                                             ======      ======      ======       ======        ======

FULLY DILUTED EARNINGS PER SHARE:

NUMBER OF SHARES OF COMMON STOCK
     OUTSTANDING AT THE BEGINNING OF
    PERIOD                                   19,149      19,149      20,849       20,849        20,856

  WEIGHTED AVERAGE NUMBER OF SHARES
       OF COMMON STOCK ISSUED DURING THE
       PERIOD                                   -          256          -              2           120

  WEIGHTED AVERAGE NUMBER OF CONVERTIBLE
       PREFERRED STOCK ISSUED DURING THE
       PERIOD                                   -            -          -            -              264

  WEIGHTED AVERAGE NUMBER OF SHARES
      ATTRIBUTED TO OPTIONS                     -            -          -            293            846

  WEIGHTED AVERAGE NUMBER OF SHARES
       OF COMMON STOCK OUTSTANDING
       DURING THE PERIOD FOR COMPUTATION
        OF FULLY DILUTED EARNINGS PER SHARE    19,149       19,405      20,849      21,144        22,086
                                             ==========   ========== =========== ===========    =========

  NET INCOME APPLICABLE TO
       COMMON SHARES                            $7,850      $8,618      $7,827     $10,935        $15,237
                                             =========    =========   ========== ===========     =========

    NET INCOME PER COMMON SHARE:

    PRIMARY                                  $    0.41     $  0.44     $  0.38     $   0.52      $    0.70
                                             =========   ==========    =========  ===========    ==========

    FULLY DILUTED                             $   0.41     $   0.44    $  0.38     $  0.52        $   0.69
                                             =========   ==========    =========  ===========    ==========



At August 31, 1994, Options for 1,155,000 shares (after effect of stock splits) of D&PL Common Stock were granted at exercise prices of 8 5/16 and 8 13/16. These options are exercisable over five years commencing in March 1995. They are not included in the calculations above until 1995 because the deemed exercise of these options would be antidilutive and/or the impact was less than 3%.



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